Exhibit 99.1

       Merrill Lynch Reports Record Quarter; First Quarter Net Earnings up
 95% to $1.3 Billion; $1.22 Per Diluted Share; Net Revenues and Pre-Tax Earnings
                     Growth in All Three Business Segments

    NEW YORK--(BUSINESS WIRE)--April 13, 2004--

    Merrill Lynch (NYSE: MER) today reported record quarterly net earnings of $1.3 billion, up 95% from $643 million in the 2003 first quarter. Earnings per diluted share were $1.22, compared with $0.67 for the year-ago quarter. The increase in net earnings was driven by growth in net revenues and pre-tax earnings in all three business segments. First quarter net revenues were $6.1 billion, up 27% from the first quarter of 2003 and up 25% from the fourth quarter. The first quarter pre-tax profit margin rose to 27.8%, up almost nine percentage points from 18.9% in the year-ago quarter. The return on average common equity was 17.0%, up from 10.5% in the first quarter of 2003.
    Results this quarter include the impact of adopting the fair value method of accounting for stock-based compensation under SFAS 123, and results for prior periods have been restated to reflect this methodology.

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

    "We are very pleased with the quarter's results," said Merrill Lynch chairman and chief executive officer Stan O'Neal. "We were able to capitalize on an improved business environment to serve Merrill Lynch's clients well and deliver strong performances across regions and in all three business segments. The results demonstrate that the company's capabilities to grow revenues and to maintain a strong market position are very much intact.
    "We continue to emphasize disciplined growth, diversification of revenues and maintaining a strategic balance within our franchise. We are investing in talent and technology across all businesses to sustain positive revenue momentum and to further strengthen our market position. And although we are mindful that market sentiment can change quickly, we see considerable opportunities for further growth."

    Business Segment Review:

    Global Markets and Investment Banking (GMI)

    GMI took advantage of favorable market conditions during the first quarter of 2004, and both Global Markets and Investment Banking contributed to the segment's increased net revenues and pre-tax earnings. GMI's debt markets business achieved its highest-ever quarterly revenues, and equity markets and investment banking had their strongest revenues in eleven and nine quarters, respectively.

    -- GMI's first quarter pre-tax earnings were $1.1 billion, up 49% from the year-ago quarter, driven by net revenues that increased 32%, to $3.2 billion. These were the highest net revenues since the 2001 first quarter. GMI's first quarter pre-tax margin was 34.5%, four percentage points higher than the year-ago quarter. All regions reported year-over-year and sequential-quarter net revenue increases.

    -- Global Markets net revenues increased strongly from both the 2003 first quarter and fourth quarter. Debt markets revenue growth was driven by increased client activity as a result of continued favorable interest rate and credit environments, as well as selective position-taking. All major business lines within debt markets recorded strong increases in net revenues compared with the fourth quarter of 2003, with revenues from interest rate products demonstrating particularly strong sequential-quarter growth. Equity markets revenues also grew strongly as volumes and volatility increased, with cash equity, equity-linked trading, and equity financing and services revenues all driving sequential-quarter and year-over-year increases.

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


    -- Investment Banking net revenues rose significantly from the year-ago quarter and were also up from the strong fourth quarter. Compared with the first quarter of 2003, equity origination, debt origination and merger and acquisition advisory revenues all increased. Growth in equity origination revenues more than offset a slight decline in debt origination to generate the increase from the fourth quarter. Merrill Lynch's market share increased from the year-ago period across all three major investment banking product areas-equity and equity-linked underwriting, fixed income underwriting and announced M&A advisory.

    Global Private Client (GPC)

    GPC achieved record quarterly pre-tax earnings and the highest net revenues in eleven quarters. Accelerated revenue growth and ongoing expense management contributed to the strong performance. GPC continued to make progress on its key initiatives, including growth in Financial Advisors, strong asset flows into annuitized products as well as positive net new assets overall, and continued revenue diversification.

    -- GPC's first quarter pre-tax earnings of $510 million were double those of the year-ago quarter, as net revenues increased 19%, to $2.5 billion. The net revenue growth was driven by increased transaction activity, continued strength in revenues from fee-based products, and increased revenues from the distribution of new issues. GPC's pre-tax margin was 20.4%, nearly nine percentage points higher than the prior-year quarter. Non-compensation expenses were lower despite a $45 million expense related to the adoption of a new accounting standard governing guaranteed minimum death benefits in variable annuity products.

    -- Through competitive recruitment and new trainee hiring, Financial Advisors grew by 224 to 13,700 worldwide. Turnover of top-producing FAs remained at historic low levels.

    -- Total assets in GPC accounts increased 18% from the year-ago quarter, to $1.3 trillion. Net inflows into annuitized products, including net new money and funds transferred into annuitized products from existing accounts, continued at a strong pace at $13 billion during the quarter.

    -- GPC continues to deliver innovative products for clients, including the Loan Management Account(SM), a new securities-based financing solution offering clients optimum flexibility and control over their financing needs. Also, after a successful pilot, the new Merrill+(SM) VISA(R) credit card will be launched nationwide during the second quarter.

    Merrill Lynch Investment Managers (MLIM)

    MLIM's positive earnings momentum continued as it posted its third consecutive quarter of growth in revenues and earnings. MLIM continues to leverage its strong investment performance to grow the distribution of its products, while maintaining an efficient operating platform.

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

    -- MLIM's first quarter pre-tax earnings were $111 million, up almost three-fold from $39 million in the first quarter of 2003. Net revenues increased 22% to $412 million, driven by increased asset values and net inflows. The pre-tax margin was 26.9%, up over 15 percentage points from 11.6% in the year-ago period.

    -- MLIM's relative investment performance continues to be strong, with more than 70% of global assets under management ahead of their respective benchmarks or medians for the one-, three- and five-year periods ended February 2004.

    -- Net inflows of $7 billion, combined with positive currency and market movements, resulted in a $71 billion net increase in MLIM assets under management from the year-ago quarter, to $513 billion. Strong inflows in U.S. institutional fixed income and liquidity products, Consults(R) managed accounts and European third-party retail channels drove the net inflows, and more than offset narrowing outflows in the European institutional business.

    First Quarter Income Statement Review:

    Revenues

    Net revenues were $6.1 billion, 27% higher than the 2003 first quarter.
    Asset management and portfolio service fees were $1.3 billion, up 17% from the first quarter of 2003. This increase includes higher portfolio servicing fees, a large portion of which are calculated on beginning-of-period asset values, as well as increased investment and fund management fees.
    Commission revenues were $1.4 billion, up 27% from the first quarter of 2003, due to higher transaction volumes, particularly in listed equities and mutual funds.
    Principal transactions revenues were $1.0 billion, essentially unchanged from the year-ago quarter but nearly three times the 2003 fourth quarter level. This sequential quarter increase reflected strong growth in debt and equity trading revenues, resulting from improved market conditions and a continued favorable interest rate environment. Principal transactions and net interest revenues in GMI are closely related and need to be analyzed in aggregate to better understand the changes in net trading revenues.
    Net interest profit was $1.2 billion, up 33% from the 2003 first quarter, due primarily to a favorable yield curve environment and increased secured lending activity.

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

    Investment banking revenues were $837 million, 70% higher than the year-ago quarter. These revenues included underwriting revenues of $672 million, up 83% from the year-ago quarter, driven largely by increased equity underwriting revenues in a more favorable market environment. Strategic advisory revenues were $165 million, 32% higher than the year-ago quarter, as merger and acquisition activity levels increased.
    Other revenues were $367 million, up $154 million from the 2003 first quarter due principally to increased revenue from investments, partially offset by lower realized gains on the sales of mortgages.

    Expenses

    Compensation and benefits expenses were $3.0 billion and were 50.0% of net revenues for the first quarter of 2004, compared to 53.3% in the year-ago quarter. These amounts include the retroactive restatement for stock option expensing under SFAS 123, which was approximately $59 million and $65 million, respectively, in the 2004 and 2003 first quarters.
    Overall, non-compensation expenses were $1.4 billion. Excluding a $45 million provision related to adopting a new accounting standard for guaranteed minimum death benefits on variable annuity contracts, non-compensation expenses were down 2% from the 2003 first quarter.
    Details of the significant changes in non-compensation expenses from the first quarter of 2003 are as follows:

    -- communications and technology costs were $341 million, down 15%, due primarily to reduced technology equipment depreciation and rental costs, as well as lower systems consulting and communications costs;

    -- brokerage, clearing, and exchange fees were $204 million, up 20% due to higher transaction volumes;

    -- professional fees increased 23%, to $177 million, due principally to increased legal, consulting and recruitment fees; and

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

    -- other expenses of $239 million increased 8%. The $45 million expense for the adoption of SOP 03-1, relating to the accounting for death or other insurance benefits, was partially offset by lower provisions for losses.

    Merrill Lynch's year-to-date effective tax rate was 26.0%.

    Staffing

    Merrill Lynch's full-time employees totaled 48,200 at the end of the first quarter of 2004, a net increase of 100 during the quarter.

    Stock Repurchase Plan

    On February 10, Merrill Lynch announced that its board of directors authorized the repurchase of up to $2 billion of outstanding common shares. As part of its active management of equity capital, Merrill Lynch repurchased 8.2 million shares of its common stock during the first quarter at an average price of $61.25 per share.

    Ahmass Fakahany, executive vice president and chief financial officer, will host a conference call today at 10:00 a.m. EDT to discuss the company's 2004 first quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers).
On-demand replay of the webcast will be available from approximately 1:00 p.m. EDT today at the same web address.

    Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 35 countries and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets, with assets under management of $513 billion. For more information on Merrill Lynch, please visit www.ml.com.

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

    Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated expense savings and financial results, the expensing of stock options, anticipated results of litigation and regulatory proceedings, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, affect the operations, performance, business strategy and results of Merrill Lynch and could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and certain other additional factors described in Merrill Lynch's 2003 Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update such statements to reflect the impact of circumstances or events that arise after the date these statements were made. Readers should, however, consult any further disclosures Merrill Lynch may make in its reports filed with the SEC.

    CONTACT: Merrill Lynch
             Media Relations: Michael O'Looney, 212/449-9205 michael_olooney@ml.com
             Investor Relations: Tina Madon, 866/607-1234 investor_relations@ml.com


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